Exhibit 4.2
AMENDMENT NO. 1
TO THE
AMENDED AND RESTATED RIGHTS AGREEMENT
     This Amendment No. 1 to the Amended and Restated Rights Agreement (the “First Amendment”), effective as of October 29, 2009, is between Gardner Denver, Inc., a Delaware corporation (the “Company”), and Wells Fargo Bank, National Association (“Wells Fargo”).
     WHEREAS, the Company and National City Bank, a national banking association (“National City Bank”), entered into that Amended and Restated Rights Agreement, dated January 17, 2005 (the “Rights Agreement”), under which National City Bank was named the “Rights Agent,” as that term is defined in the Rights Agreement;
     WHEREAS, pursuant to the terms of Section 21 of the Rights Agreement, the Company has given notice to National City Bank that effective October 29, 2009 it is being removed as Rights Agent and Wells Fargo is being appointed as the successor Rights Agent under the Rights Agreement; and
     WHEREAS, Wells Fargo has expressed its willingness and desire to serve as the successor Rights Agent subject to the parties entering into this First Amendment.
     NOW, THEREFORE, the Rights Agreement is amended as follows:
     1. Upon execution of this First Amendment, Wells Fargo shall become a party to the Rights Agreement and shall be fully bound by, and subject to, all of the covenants, conditions and other provisions of the Rights Agreement as though an original party thereto and as “Rights Agent” thereunder.
     2. The Rights Agreement is amended to reflect the appointment of Wells Fargo as successor Rights Agent, as follows:
          a. The title page of the Rights Agreement is amended to replace the name of the party designated as “NATIONAL CITY BANK” with the name “WELLS FARGO BANK, NATIONAL ASSOCIATION.”
          b. The introductory paragraph of the Rights Agreement is amended to change the name of the Rights Agent from “NATIONAL CITY BANK, a national banking association” to “WELLS FARGO BANK, NATIONAL ASSOCIATION.”

          c. The legend set forth in Section 3(b) of the Rights Agreement is amended to read in its entirety as follows:
“This certificate also evidences and entitles the holder hereof to certain Rights as set forth in the Amended and Restated Rights Agreement, between Gardner Denver, Inc. and National City Bank, dated as of January 17, 2005 and as further amended by that Amendment No. 1 to the Amended and Restated Rights Agreement, between Gardner Denver, Inc. and Wells Fargo Bank, National Association, dated as of October 29, 2009, and as may be further amended and modified from time to time (the “Rights Agreement”), the terms of which are hereby incorporated herein by reference and a copy of which is on file at the principal offices of Gardner Denver, Inc. Under certain circumstances, as set forth in the Rights Agreement, such Rights will be evidenced by separate certificates and will no longer be evidenced by this certificate. Gardner Denver, Inc. will mail to the holder of this certificate a copy of the Rights Agreement, as in effect on the date of mailing, without charge promptly after receipt of a written request therefor. Under certain circumstances set forth in the Rights Agreement, Rights issued to, or held by, any Person who is, was or becomes an Acquiring Person or any Affiliate or Associate thereof (as such terms are defined in the Rights Agreement), whether currently held by or on behalf of such Person or by any subsequent holder, may become null and void.”
          d. Section 26 of the Rights Agreement is amended to delete the reference to “National City Bank” and its mailing address, and replace it with the following:
“Wells Fargo Bank, National Association
Shareowner Services
161 North Concord Exchange
South St. Paul, MN 55075”
     3. On the form of Rights Certificate, attached as Exhibit B to the Rights Agreement, (a) references to the “Rights Agreement” shall mean and refer to the Rights Agreement, as amended by this First Amendment, (b) references to the “Rights Agent” shall mean and refer to “Wells Fargo Bank, National Association,” and (c) reference to “National City Bank” in the signature block shall be replaced with “Wells Fargo Bank, National Association.”
     4. The execution and delivery of this First Amendment has been duly and validly authorized and approved by each of the parties hereto, and no other proceedings (corporate or otherwise) on the part of the parties hereto are necessary to authorize this First Amendment. This First Amendment has been duly and validly executed and delivered by each of the parties hereto and constitutes a valid and binding agreement of such parties, enforceable against each of them in accordance with its terms.
     5. Except as expressly amended by this First Amendment, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

     6. Upon execution of this First Amendment, each reference in the Rights Agreement to “this Agreement,” “this Rights Agreement,” “hereby,” “hereunder,” “herein,” “hereof,” or words of like import referring to the Rights Agreement shall mean and refer to the Rights Agreement, as amended by this First Amendment. In addition, any and all notices, requests, certificates and other instruments executed and delivered after the date hereof may refer to the Rights Agreement without making specific reference to this First Amendment; but nevertheless all references to the Rights Agreement shall be a reference to such document as amended hereby. If this First Amendment is inconsistent with (or affects the interpretations of) unamended portions of the Rights Agreement, the provisions of (or interpretations suggested by) this First Amendment shall control.
     7. This First Amendment is deemed to be a contract made under the laws of the State of Delaware and for all purposes is governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.
     8. This First Amendment may be executed in any number of counterparts, each executed counterpart constituting an original, but all together only one agreement.
[signature page to follow]

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 1 to the Amended and Restated Rights Agreement, as of the effective date first above written.

Attest:		Gardner Denver, Inc.

By:	/s/ Diana C. Toman	By:	/s/ Brent A. Walters

Name:	Diana C. Toman	Name:	Brent A. Walters

Title:	Corporate Secretary & Sr. Counsel	Title:	VP, General Counsel & CCO

Attest:		Wells Fargo Bank, National Association

By:	/s/ Susan J. Roeder	By:	/s/ Tracie L. Balack

Name:	Susan J. Roeder	Name:	Tracie L. Balack

Title:	Assistant Secretary	Title:	Assistant Vice President & Account Manager

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